EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Independent Registered Public Accounting Firms" and "Financial Statements" in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 143 to the Registration Statement (Form N-1A, No. 002-85229) of our report dated December 21, 2020, on the financial statements and financial highlights of:

•	Neuberger Berman High Income Bond Fund

included in the October 31, 2020 Annual Report to Shareholders of Neuberger Berman Income Funds.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 2, 2021